Exhibit 5.1
[On Morgan, Lewis & Bockius LLP letterhead]

June 1, 2011

Ocean Bio-Chem, Inc.
4041 SW 47 Avenue
Ft. Lauderdale, Florida 33314

Re:	Ocean Bio-Chem, Inc.
Registration Statement on Form S-8 Relating to the Ocean Bio-Chem, Inc.
Omnibus Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Ocean Bio-Chem, Inc., a Florida corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 750,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), issuable under the Ocean Bio-Chem, Inc. Omnibus Equity Compensation Plan (the “Plan”). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that, assuming the Company's shareholders approve the Plan at the Company's 2011 Annual Meeting of Shareholders, the shares of Common Stock originally issued by the Company to participants under the Plan, when issued and delivered by the Company in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Florida.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius, LLP